LYONDELLBASELL BUSINESS RESULTS DISCUSSION BY REPORTING SEGMENT
LyondellBasell (LYB) manages operations through five operating segments: 1) Olefins and Polyolefins-Americas; 2) Olefins and Polyolefins-Europe, Asia, International; 3) Intermediates and Derivatives; 4) Advanced Polymer Solutions; and 5) Technology.

This information should be read in conjunction with our Earnings Release for the period ended June 30, 2026, including the forward-looking statements and information related to financial measures.

Olefins & Polyolefins-Americas (O&P-Americas) - Our O&P-Americas segment produces and markets olefins & co-products, polyethylene and polypropylene.

Table 1 - O&P-Americas Financial Overview

Millions of U.S. dollars	Three Months Ended			Six Months Ended
	June 30, 2026	March 31, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Operating income	$1,003	$142	$142	$1,145	$227
EBITDA	1,183	327	313	1,510	564
Identified items: Asset write-downs	74	—	—	74	—
Identified items: Cash Improvement Plan costs	10	—	5	10	5
EBITDA excluding identified items(a)	1,267	327	318	1,594	569
(a) See "Information Related to Financial Measures" for a discussion of the company's use of non-GAAP financial measures and Table 6 for reconciliations of these financial measures. “Identified items” include adjustments for lower of cost or market ("LCM"), gain or loss on sale of business, asset write-downs in excess of $10 million in aggregate for the period, Cash Improvement Plan costs, site closure costs, European transaction costs, net of transition service agreement income, and discontinued operations.
Three months ended June 30, 2026 versus three months ended March 31, 2026 - EBITDA increased by $856 million, or $940 million excluding identified items, versus the first quarter of 2026. The increase was driven by stronger margins across all businesses as prices increased due to industry supply constraints as a result of the conflict in the Middle East. Compared to the prior period, olefins results increased approximately $520 million. In the second quarter of 2026, the company's ethylene crackers operated at approximately 95% of capacity, with the raw materials being approximately 70% ethane and 30% other natural gas liquids. Combined polyolefins results increased approximately $415 million.
Six months ended June 30, 2026 versus six months ended June 30, 2025 - EBITDA increased $946 million, or $1,025 million excluding identified items, versus the first six months of 2025. The increase was driven by stronger margins across all businesses as prices increased due to industry supply constraints. Compared to the prior period, olefins results increased approximately $615 million. Combined polyolefins results increased approximately $395 million.

Olefins & Polyolefins-Europe, Asia, International (O&P-EAI) - Our O&P-EAI segment produces and markets olefins & co-products, polyethylene and polypropylene.

Table 2 - O&P-EAI Financial Overview

Millions of U.S. dollars	Three Months Ended			Six Months Ended
	June 30, 2026	March 31, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Operating income (loss)	$158	$(68)	$(40)	$90	$(63)
EBITDA	(432)	(35)	2	(467)	19
Identified items: Loss on sale of business	734	—	—	734	—
Identified items: Asset write-downs	—	15	32	15	32
Identified items: Cash Improvement Plan costs	8	—	2	8	2
Identified items: Site closure costs	32	4	—	36	—
Identified items: European transaction costs, net of transition service agreement income	(11)	10	10	(1)	10
EBITDA excluding identified items	331	(6)	46	325	63

Three months ended June 30, 2026 versus three months ended March 31, 2026 - EBITDA decreased by $397 million, or increased by $337 million excluding identified items, which includes $734 million related to the loss on the disposition of select European olefins and polyolefins assets and the associated businesses. The increase was driven by stronger margins across all businesses due to industry supply constraints. Compared to the prior period, olefins results increased by approximately $115 million. In the second quarter of 2026, the company's ethylene crackers operated at approximately 85% of capacity with about 25% of the raw materials derived from non-naphtha feedstocks. Combined polyolefins results increased by approximately $130 million. Equity income increased by approximately $55 million reflecting improved margins. The second quarter results reflect a gain on the sale of European emission credits of approximately $50 million.
Six months ended June 30, 2026 versus six months ended June 30, 2025 - EBITDA decreased $486 million, or increased $262 million excluding identified items, which includes the loss on the disposition of select European olefins and polyolefins assets and the associated businesses. The increase was driven by stronger margins across all businesses due to industry supply constraints. Compared to the prior period, olefin results improved by approximately $65 million. Combined polyolefins increased by approximately $100 million. Equity income increased by approximately $25 million. The six months ended June 30, 2026, reflect a gain on the sale of European emission credits of approximately $50 million.

Intermediates & Derivatives (I&D) - Our I&D segment produces and markets propylene oxide & derivatives, oxyfuels & related products and intermediate chemicals, such as styrene monomer and acetyls.

Table 3 - I&D Financial Overview

Millions of U.S. dollars	Three Months Ended			Six Months Ended
	June 30, 2026	March 31, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Operating income	$268	$118	$151	$386	$142
EBITDA	377	224	286	601	380
Identified items: Cash Improvement Plan costs	9	—	4	9	4
Identified items: Site closure costs	—	—	—	—	117
EBITDA excluding identified items	386	224	290	610	501

Three months ended June 30, 2026 versus three months ended March 31, 2026 - EBITDA increased by $153 million, or $162 million excluding identified items, versus the first quarter of 2026. Intermediate chemicals and oxyfuels and related products results drove an increase of approximately $105 million and $65 million respectively, driven by higher margins from improved prices as a result of tight market supply.

Six months ended June 30, 2026 versus six months ended June 30, 2025 - EBITDA increased $221 million, or $109 million excluding identified items, which includes $117 million in shutdown costs recognized in 2025 related to the closure of our European PO Joint venture. Propylene oxide and derivatives results led to an increase of approximately $90 million primarily due to improved margins from higher demand coupled with supply constraints. Oxyfuels and related products results led to an increase of approximately $70 million driven by improved margins as a result of higher crude and gasoline crack spreads. Intermediate chemicals decreased approximately $35 million as volumes decreased due to unplanned downtime.

Advanced Polymer Solutions (APS) - Our APS segment produces and markets compounding & solutions, such as polypropylene compounds, engineered plastics, masterbatches, engineered composites and colors.

Table 4 - APS Financial Overview

Millions of U.S. dollars	Three Months Ended			Six Months Ended
	June 30, 2026	March 31, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Operating income	$57	$38	$10	$95	$27
EBITDA	77	58	32	135	78
Identified items: Cash Improvement Plan costs	3	—	8	3	8
Identified items: Site closure costs	(2)	—	—	(2)	—
EBITDA excluding identified items	78	58	40	136	86

Three months ended June 30, 2026 versus three months ended March 31, 2026 - EBITDA increased by $19 million, or $20 million excluding identified items, versus the first quarter of 2026 primarily due to higher margins driven by higher average sales prices due to industry supply constraints resulting from the conflict in the Middle East.

Six months ended June 30, 2026 versus six months ended June 30, 2025 - EBITDA increased $57 million, or $50 million excluding identified items, versus the first six months of 2025. The increase was due to improved margins from higher average sales prices partially offset by lower volumes driven by weaker demand.

Technology - Our Technology segment develops and licenses chemical and polyolefin process technologies and manufactures and sells polyolefin catalysts.

Table 5 - Technology Financial Overview

Millions of U.S. dollars	Three Months Ended			Six Months Ended
	June 30, 2026	March 31, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Operating income	$63	$7	$22	$70	$64
EBITDA	73	18	33	91	85
Identified items: Cash Improvement Plan costs	1	—	1	1	1
EBITDA excluding identified items	74	18	34	92	86

Three months ended June 30, 2026 versus three months ended March 31, 2026 - EBITDA increased by $55 million, or $56 million excluding identified items, versus the first quarter of 2026. Higher demand for catalysts accounted for approximately half of the increase in EBITDA, while the remaining increase was driven by higher licensing results as a greater number of higher-value contracts reached significant milestones.
Six months ended June 30, 2026 versus six months ended June 30, 2025 - EBITDA increased $6 million versus the first six months of 2025 driven by improved catalyst volumes due to increased demand, partially offset by lower licensing results.
Capital Spending and Cash Balances
Capital expenditures, including sustaining maintenance and profit-generating growth projects, were $270 million during the second quarter 2026. At the end of the quarter, cash and liquid investment balances were $2.6 billion, which includes cash and cash equivalents, restricted cash and short-term investments. There were 323 million common shares outstanding as of June 30, 2026. The company paid dividends of $224 million and did not repurchase shares during the second quarter 2026.

INFORMATION RELATED TO FINANCIAL MEASURES
We make reference to certain non-GAAP financial measures as defined in Regulation G of the U.S. Securities Exchange Act of 1934, as amended.

We report our financial results in accordance with U.S. generally accepted accounting principles ("GAAP"), but believe that certain non-GAAP financial measures, such as EBITDA and EBITDA exclusive of identified items provides useful supplemental information to investors regarding the underlying business trends and performance of the company's ongoing operations and are useful for period-over-period comparisons of such operations. Non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with GAAP.

We calculate EBITDA as net income (loss) plus interest expense, net, provision for (benefit from) income taxes, and depreciation and amortization. Identified items include adjustments for lower of cost or market (“LCM”), gain or loss on sale of business, asset write-downs in excess of $10 million in aggregate for the period, Cash Improvement Plan costs, site closure costs, European transaction costs, net of transition service agreement income, and discontinued operations. Asset write-downs include impairments of goodwill and impairments of long-lived assets. Our inventories are stated at the lower of cost or market. Cost is determined using the last-in, first-out (“LIFO”) inventory valuation methodology, which means that the most recently incurred costs are charged to cost of sales and inventories are valued at the earliest acquisition costs. Fluctuation in the prices of crude oil, natural gas and correlated products from period to period may result in the recognition of charges to adjust the value of inventory to the lower of cost or market in periods of falling prices and the reversal of those charges in subsequent interim periods, within the same fiscal year as the charge, as market prices recover. A gain or loss on sale of a business is calculated as the consideration received from the sale less its carrying value. We evaluate property, plant and equipment and definite-lived intangible assets whenever impairment indicators are present. If it is determined that an asset or asset group’s undiscounted future cash flows will not be sufficient to recover the carrying amount, an impairment charge is recognized to write the asset down to its estimated fair value. Goodwill is tested for impairment annually in the fourth quarter or whenever events or changes in circumstances indicate that the fair value of a reporting unit with goodwill is below its carrying amount. If it is determined that the carrying value of the reporting unit including goodwill exceeds its fair value, an impairment charge is recognized. We assess our equity investments for impairment whenever events or changes in circumstances indicate that the carrying amount of the investment may not be recoverable. If the decline in value is considered to be other than temporary the investment is written down to its estimated fair value. Valuation allowances are provided against deferred tax assets when it is more likely than not that some portion or all of the deferred tax asset will not be realized. In June 2025, we announced the divestiture of select olefins and polyolefins assets and the associated businesses in Europe, in May 2026 we completed the divestiture. In connection with the divestiture we recognized selling expenses, separation costs and employee-related charges (collectively referred to as "European transaction costs"), income from the transition service agreement and loss on sale of business. In April 2025, the company announced the Cash Improvement Plan, focused on strengthening financial performance, which resulted in employee-related charges across all segments. In March 2025, we announced the permanent closure of our Dutch PO joint venture asset, resulting in the recognition of shutdown-related charges in our Intermediates & Derivatives ("I&D") segment. Additionally, we recognized shutdown and employee-related charges related to sites in our Advanced Polymer Solutions ("APS") and Olefins & Polyolefins – Europe, Asia, International ("O&P-EAI") segments. In February 2025, we ceased business operations at our Houston refinery. Accordingly, our refining business, previously disclosed as the Refining segment, is reported as a discontinued operation.

Table 6 - Reconciliation of EBITDA to EBITDA Excluding Identified Items by Segment
	Three Months Ended			Six Months Ended
Millions of U.S. dollars	June 30, 2026	March 31, 2026	June 30, 2025	June 30, 2026	June 30, 2025
EBITDA:
Olefins & Polyolefins - Americas	$1,183	$327	$313	$1,510	$564
Olefins & Polyolefins - EAI	(432)	(35)	2	(467)	19
Intermediates & Derivatives	377	224	286	601	380
Advanced Polymer Solutions	77	58	32	135	78
Technology	73	18	33	91	85
Other, including intersegment eliminations	(9)	(6)	(13)	(15)	(14)
Discontinued operations	(17)	(18)	(47)	(35)	149
EBITDA	$1,252	$568	$606	$1,820	$1,261

Identified items:
add: Loss on sale of business:
Olefins & Polyolefins - EAI	$734	$—	$—	$734	$—
add: Asset write-downs(a):
Olefins & Polyolefins - Americas	74	—	—	74	—
Olefins & Polyolefins - EAI	—	15	32	15	32
add: Cash Improvement Plan costs:
Olefins & Polyolefins - Americas	10	—	5	10	5
Olefins & Polyolefins - EAI	8	—	2	8	2
Intermediates & Derivatives	9	—	4	9	4
Advanced Polymer Solutions	3	—	8	3	8
Technology	1	—	1	1	1
add: Site closure costs:
Olefins & Polyolefins - EAI	32	4	—	36	—
Intermediates & Derivatives	—	—	—	—	117
Advanced Polymer Solutions	(2)	—	—	(2)	—
add: European transaction costs net of transition service agreement income:
Olefins & Polyolefins - EAI	(11)	10	10	(1)	10
less: Discontinued operations	17	18	47	35	(149)
Total Identified items:	$875	$47	$109	$922	$30

EBITDA excluding Identified items:
Olefins & Polyolefins - Americas	$1,267	$327	$318	$1,594	$569
Olefins & Polyolefins - EAI	331	(6)	46	325	63
Intermediates & Derivatives	386	224	290	610	501
Advanced Polymer Solutions	78	58	40	136	86
Technology	74	18	34	92	86
Other, including intersegment eliminations	(9)	(6)	(13)	(15)	(14)
EBITDA excluding Identified items	$2,127	$615	$715	$2,742	$1,291

(a) Include asset write-downs in excess of $10 million in aggregate for the period.